Exhibit 99.1

(1)               The amount reported includes 1,284,467 shares of Common Stock of iPCS, Inc. (the “Issuer”) owned of record by Apollo Investment Fund IV, L.P. (“AIF IV”) and 71,884 shares of Common Stock owned of record by Apollo Overseas Partners IV, L.P. (“Overseas IV”, and together with AIF IV, the “Apollo Funds”), following the sale of an aggregate of 1,300,000 shares by Overseas IV and AIF IV to Banc of America Securities LLC (the “Underwriter”) pursuant to an Underwriting Agreement dated May 11, 2007 (the “Underwriting Agreement”) among the Issuer, AIF IV, Overseas IV and the Underwriter. Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner of AIF IV and the managing partner of Overseas IV. Apollo Management IV, L.P. (“Management IV”) is the day-to-day manager of each of the Apollo Funds. Management IV, Advisors IV, Apollo Capital Management IV, Inc., the general partner of Advisors IV (“ACM IV”), AIF IV Management, Inc., the co-general partner of Management IV (“AIM IV”), Apollo Management, L.P. (“Apollo Management”), the co-general partner of Management IV, and Messrs. Leon Black Joshua Harris and Marc Rowan, the executive officers and directors, as the case may be, of ACM IV, AIM IV and Apollo Management, disclaim beneficial ownership of all shares of the Issuer owned by Overseas IV or AIF IV in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, any such securities for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.